Exhibit 3 (i)
ARTICLES OF INCORPORATION

PENNSYLVANIA COMMERCE BANCORP, INC.

Adopted: April 12, 1999

Amended and Restated: March 19, 2009

1.           The name of the Corporation is Pennsylvania Commerce Bancorp, Inc.

2.           The location and post office address of the initial registered office of the Corporation in the Commonwealth of Pennsylvania is 3801 Paxton Street, Harrisburg, Pennsylvania 17111.

3.           The Corporation is incorporated under the Pennsylvania Business Corporation Law of 1988, as amended, for the following purpose or purposes:

To have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended.

4.           The term for which the Corporation is to exist is perpetual.

5.           The aggregate number of shares which the Corporation shall have authority to issue is 26,000,000 shares, which may be represented by certificates or may be uncertificated and shall be divided into two classes consisting of (a) 25,000,000 shares of Common Stock with a par value of $1.00 per share and (b) 1,000,000 shares of Preferred Stock with a par value of $10.00 per share, of which 40,000 shares shall be designated as Series A Non-cumulative Preferred Stock.  The Series A Preferred Stock shall have the designations, preferences, privileges, limitations, restrictions and other rights and qualifications hereinafter described:

(a)  Designation and Number of Shares.  The series of preferred stock shall be designated as “Series A Non-Cumulative Preferred Stock” (hereinafter called “Series A Preferred Stock”) and shall consist of a total of 40,000 shares par value $10.00 per share.

(b)  Dividends.  The holders of the Series A Preferred Stock shall be entitled to receive preferential dividends in cash, when, as and if declared by the Board of Directors out of the funds of the Corporation legally available at the time for the payment of dividends, at a rate of $2.00 per share per annum, and no more, payable quarterly on the thirtieth (30th) day of January, April, July and October to holders of record of Series A Preferred Stock at the close of business on the last day of the preceding month, before any dividend or other distribution on (i) any equity securities ranking junior to the Series A Preferred Stock as to the payment of dividends or other distributions (“Junior Stock”) and (ii) the Corporation's Common Stock (“Common Stock”); provided, however, that the Board of Directors may, at any time and from time to time, change the payment dates of the Series A Preferred Stock  dividend to dates not more than fifteen (15) days before or after those set forth herein, in which event the first dividend payable after each such change in the payment date shall be adjusted accordingly on a daily basis from the dividend payment date last preceding such change.  The Board of Directors shall fix the first dividend payment date of the Series A Preferred Stock.

Dividends on each share of Series A Preferred Stock outstanding shall be non-cumulative, whether or not in any fiscal year there shall be any funds of the Corporation legally available for the payment of such dividends, so that if in any fiscal year or years, dividends in whole or in part are not paid upon the Series A Preferred Stock, unpaid dividends shall not accumulate as against the holder(s) of the Common Stock or any Junior Stock, so that except as set forth in paragraphs (c) and (d) hereof no sums in any later years shall be paid to the holder(s) of the Series A Preferred Stock with respect to any prior year or years when dividends where not paid, and so that in no event shall the holder(s) of the Series A Preferred Stock receive dividends of more than $2.00 per share in any fiscal year.

The date on which the Corporation shall initially issue a share of Series A Preferred Stock shall be deemed to be the “date of issuance” of such share regardless of the number of times the transfer of such share shall be made on the Corporation's stock transfer records and regardless of the number of certificates which may be issued to evidence such share.

If, in any quarterly dividend period or periods, full dividends upon the outstanding Series A Preferred Stock at the dividend rate set forth herein shall not have been paid or set apart for payment, then, until such payment is made or set apart, (i) no dividends or other distributions shall be declared and paid or set apart for payment upon any equity securities of the Corporation other than securities which have a dividend payment preference superior to the Series A Preferred Stock; (ii) the Corporation and its subsidiaries, if any, shall be prohibited from repurchasing, redeeming or otherwise acquiring any of the Corporation's preferred stock ranking on a parity with the Series A Preferred Stock or any of the Common Stock or any Junior Stock; and (iii) the Corporation shall be prohibited from issuing any preferred stock which ranks superior to or on parity with the Series A Preferred Stock as to the payment of dividends and other distributions.   If, at any time, the Corporation shall pay less than the total amount of dividends then payable on the then-outstanding Series A Preferred Stock and on any then-outstanding class or series of stock of the Corporation which ranks on a parity with the Series A Preferred Stock as to the payment of dividends and other distributions (“Parity Stock”), the aggregate payment to all holders of Series A Preferred Stock and to all holders of Parity Stock shall be distributed among all such holders so that an amount ratably in proportion to the respective annual dividend rates fixed thereon shall be paid with respect to each outstanding share of Series A Preferred Stock and Parity Stock.

Holders of the Series A Preferred Stock shall not be entitled to participate in any dividends or other distributions (cash, stock or otherwise) declared or paid on or with respect to any Common Stock, Junior Stock or any other class of stock or equity security of the Corporation or any series of any such class.

(c)  Liquidation.  In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after all creditors of the Corporation shall have been paid in full, the holders of the outstanding Series A Preferred Stock shall be entitled to receive an amount equal to the purchase price per share received by the Corporation plus an amount equal to the sum of (i) all unpaid dividends thereon which shall have been declared but not paid and (ii) all dividends which were not paid on the Series a Preferred Stock or will not be paid on the Series A Preferred Stock (whether or not there were any funds legally available for the payment of dividends at that time) to the date for the payment of such distribution amount (collectively the “Unpaid Dividends”) together with interest on the Unpaid Dividends as set forth below before any distribution of assets shall be made to the holder(s) of any Common Stock or Junior Stock.  The Unpaid Dividends shall bear interest at a rate per annum equal to 10% from the date any such Unpaid Dividends would have been paid in accordance with paragraph (b) hereof (whether or not there were any funds legally available for the payment of dividends at that time).  If, upon any dissolution, liquidation or winding up of the Corporation, the net assets of the Corporation shall be insufficient to pay the holders of all outstanding shares of Series A Preferred Stock and Parity Stock the full amounts to which they respectively shall be entitled, the holders of each such stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in  respect of such stock upon such distribution if all amounts payable on or with respect to all stock were paid in full.

Neither consolidation or merger of the Corporation with any corporation, nor the sale of all or part of the Corporation's assets for cash, securities or other property, nor the purchase or redemption by the Corporation of any class of stock permitted by the Articles of Incorporation or any amendment thereof, shall be deemed a liquidation, dissolution or winding up of the Corporation.  Holders of the Series A Preferred Stock shall not be entitled, upon the liquidation, dissolution or winding up of the Corporation, to receive any amounts with respect to such stock other than the amounts referred to in this paragraph (c).  Nothing contained herein shall be deemed to prevent the redemption or purchase of the Series A Preferred Stock permitted by paragraph (d) herein prior to liquidation, dissolution or winding up.

(d)  Redemption.  The shares of Series A Preferred Stock shall be redeemable at the option of the Corporation, in whole only and not in part, at any time, upon payment of the redemption price of $25.00 plus an amount equal to the sum of (i) all unpaid dividends thereon which shall have been declared but not paid and (ii) all dividends which were not paid on the Series A Preferred Stock or will not be paid on the Series A Preferred Stock (whether or not there were any funds legally available for the payment of dividends at that time) to the date to and including the date fixed for redemption (collectively the “Unpaid Dividends”) together with interest on the Unpaid Dividends as set forth below.  The Unpaid Dividends shall bear interest at a rate per annum equal to 10% from the date any such Unpaid Dividend would have been paid in accordance with paragraph (b) hereof (whether or not there were any funds legally available for the payment of dividends at that time) (all of the foregoing amounts being collectively hereinafter referred to as the “Redemption Price”).

Notice of the proposed redemption of Series A Preferred Stock shall be given by the Corporation by first class mail, postage prepaid, at least thirty (30) days and not more than sixty (60) days prior to the date fixed for such redemption, to the holders of record of all of the shares of Series A Preferred Stock at their respective addresses appearing on the books of the Corporation.  Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder receives such notice.

On and after the date fixed in the notice of redemption as the date of redemption (unless default shall be made by the Corporation in providing money for the payment of the aggregate Redemption Price), or if the Corporation shall so elect, on and after the date (which date shall be the date of redemption or prior thereto) on which the Corporation shall deposit, separate and apart from its other funds in trust for the pro rata benefit of the holders of the Series A Preferred Stock so as to be and continue to be available therefor, with a bank or trust company (other than the Corporation or a subsidiary of the Corporation) doing business in the State of New Jersey or the Commonwealth of Pennsylvania, as “Paying Agent,” money sufficient in amount to pay, at the office of the Paying Agent on the redemption date, the aggregate Redemption Price of the shares of Series A Preferred Stock (provided the notice of redemption shall state the name and address of the Paying Agent and the intention of the Corporation to deposit said money on or before the date of redemption with the Paying Agent), and, notwithstanding that any certificate for shares of Series A Preferred Stock shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding and all rights of the holders thereof as stockholders of the Corporation shall cease and terminate, except the right to receive from the Corporation or Paying Agent, as the case may be, the Redemption Price.  At any time on or after the redemption date, or if the Corporation shall deposit the money for such redemption prior to the redemption date, then at any time on or after the date of deposit, the respective holders of record of the Series A Preferred Stock shall be entitled to receive the Redemption Price upon actual delivery to the Corporation or the Paying Agent, as the case may be, of certificates for the shares, such certificates, if required, to be duly endorsed in blank.  Any money deposited with the Paying Agent which remains unclaimed by the holders of shares of Series A Preferred Stock at the end of five full calendar years after the redemption date shall be paid by the Paying Agent to the Corporation, and thereafter the holders of the shares of the Series A Preferred Stock shall look only to the Corporation for payment.

(e)  Voting Rights.

(i)  Except as otherwise set forth in this Article and except in statutory proceedings in which, and then only to the extent to which, their vote is at the time required by law, the holders of shares of Series A Preferred Stock shall have no right to vote at, to participate in, or to receive any notice of any meeting of the shareholders of the Corporation.  Except as otherwise set forth in this paragraph (e), on any matter on which the holders of Series A Preferred Stock shall be entitled to vote, they shall be entitled to one vote for each share held.

(ii)  If and whenever quarterly dividends on the Series A Preferred Stock shall not have been paid in full for four quarterly dividends (whether or not consecutive) or more, the holders of Series A Preferred Stock shall be entitled to notice of all meetings of the shareholders of the Corporation and to full voting rights (together with holders of Common Stock but not as separate class unless otherwise required by law) at all meetings and on all matters including, without limitation, the election of directors of the Corporation, and each share of Series A Preferred Stock shall be entitled to two votes.  At such time as the dividend on the Series A Preferred Stock for the then current quarterly dividend period shall have been declared and paid or set apart for payment and the immediately preceding three quarterly dividends on the Series A Preferred Stock shall have been paid, all voting rights of the Series A Preferred Stock granted by this subparagraph (ii) shall terminate.

(iii)  So long as any of the Series A Preferred Stock remains outstanding, the Corporation will not, either directly or through merger or consolidation with any other corporation, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least fifty percent (50%) in number of the shares of the Series A Preferred Stock then outstanding voting separately as a class:

(A)  amend, alter or repeal any of the preferences, special rights or powers of the shares of Series A Preferred Stock or any of the provisions of the Articles of Incorporation so as to affect them adversely,

(B)  authorize any reclassification of the Series A Preferred Stock, or

(C)  issue any class or classes of the equity securities of the Corporation which have a dividend payment or liquidation payment preference equal or superior to the Series A Preferred Stock.

Except as set forth above with respect to the Series A Preferred Stock, the Board of Directors shall have the full authority permitted by law to fix by resolution full, limited, multiple or fractional, or no voting rights, and such designations and preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features or other special or relative rights that may be desired for the Preferred Stock and any series thereof, and to issue such Preferred Stock from time to time in one or more series. The designations, preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features and any other special or relative rights of any series of Preferred Stock may differ from those of any and all series at any time outstanding.  Authorized but unissued shares of stock of the Corporation may be issued only if seventy-five (75%) percent of the entire Board of Directors consents to the issuance.

6.           The name and post office address of each incorporator and the number and class of shares subscribed by each incorporator is:

NAME	ADDRESS	NO. AND CLASS OF SHARES

Gary L. Nalbandian	100 Senate Ave.	One Share of common stock
Camp Hill, PA 17001

7.           Cumulative voting for the election of directors shall not be permitted.

8.           No holder of any class of capital stock of the Corporation shall have preemptive rights, and the Corporation may issue shares, option rights or securities having conversion or option rights with respect to shares and any other securities of any class without first offering them to shareholders of any class or classes.

9.           To the full extent permitted by law, the Board of Directors is expressly vested with the authority to make, alter, amend and repeal such Bylaws as it may deem necessary or desirable for the Corporation, subject to the statutory power of the shareholders to change such action but only upon the affirmative vote of the holders of the outstanding capital stock of the Corporation entitled to cast at least eighty (80%) percent of the votes which all shareholders are entitled to cast thereon at a regular or special meeting of the shareholders duly convened after notice to the shareholders of that purpose.

10.           A. The Board of Directors of the Corporation may, in its sole discretion, and it is hereby declared a proper corporate purpose for the Board of Directors, if it deems it advisable, to oppose any offer, proposal or attempt by any corporation or other business entity, person or group to (a) make any tender or other offer to acquire any of the Corporation's securities; (b) merge or consolidate the Corporation with or into another entity; (c) purchase or otherwise acquire all or substantially all of the assets of the Corporation; or (d) make any transaction similar in purpose or effect to any of the above. In considering whether to oppose, recommend or remain neutral with respect to any of the aforesaid offers, proposals or plans, the Board of Directors shall evaluate what is in the best interests of the Corporation and may, but is not legally obligated to, consider any pertinent factors which may include but are not limited to any of the following:

(1)
Whether the offering price, whether in cash or in securities, is adequate and acceptable based upon both the current market price of the Corporation's securities and the historical and present operating results or financial condition of the Corporation.

(2)
Whether a price more favorable to the shareholders may be obtained now or in the future from other offerors and whether the Corporation's continued existence as an independent corporation will affect the future value of the Corporation.

(3)	The impact the offer would have on the employees, depositors, clients and customers of the Corporation or its subsidiaries and the communities which they serve.

(4)
The present and historical financial position of the offeror, its reputation in the communities which it serves and the social and/or economic effect which the reputation and practices of the offeror or its management and affiliates would have upon the employees, depositors and customers of the Corporation and the community which the Corporation serves.

(5)	An analysis of the value of securities (if any) offered in exchange for the Corporation's securities.

(6)	Any anti-trust or other legal or regulatory issues raised by the offer.

B.           If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all government and regulatory authorities having jurisdiction over the offer; causing the Corporation to acquire its own securities; selling or otherwise issuing authorized but unissued securities or treasury stock and granting options with respect thereto; acquiring a company to create anti-trust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

11.           No Corporate Action (as hereinafter defined) shall be authorized unless there are cast in favor of the Corporate Action at least eighty (80%) percent of the votes which all shareholders are entitled to cast thereon.

However, if sixty-six and two-thirds (66 2/3%) percent of the entire Board of Directors of the Corporation recommends approval of the Corporate Action to the shareholders, that Corporate Action shall be authorized if there are cast in favor of the Corporate Action at least sixty-six and two-thirds (66 2/3%) percent of the votes which all shareholders are entitled to cast thereon.

The term “Corporate Action” shall be deemed to include any and all of the following, if such action is to be effected by the vote of the shareholders or if approval of the shareholders is required under the Articles of Incorporation of the Corporation as then in effect or under the Business Corporation Law of 1988, as amended:

(a)           The amendment of Articles 5, 7, 8, 9, 10, 11, or 12 of these Articles of Incorporation;

(b)           The removal of one or more directors;

(c)           A Business Combination (as hereinafter defined).

For the purposes of this Article 11, the following terms shall have the meaning set forth below:

(a)           “Subsidiary” means any corporation of which a majority of any class of equity security (as defined in the General Rules and Regulations under the Securities Exchange Act of 1934) is owned, directly or indirectly, by the Corporation;

(b)           The term “all or substantially all of the assets” shall mean assets having a book value in excess of ten (10%) percent of the book value of the total consolidated assets of the Corporation at the end of its most recent fiscal year ending prior to the time the determination is made, all determined in accordance with generally accepted accounting principles.

(c)           The term “Business Combination” shall mean any and all of the following:

(i)           Any merger or consolidation of the Corporation with or into another corporation;

(ii)           Any merger or consolidation of a subsidiary of the Corporation with or into another corporation if (i) the resulting, surviving or continuing corporation, as the case may be, would not be a subsidiary of the Corporation or (ii) the total number of common shares of the Corporation issued or delivered in connection with such transaction, plus those initially issuable upon conversion of any other shares, securities or obligation to be issued in connection with such transaction, exceed fifteen (15%) percent of the common shares of the Corporation outstanding immediately prior to the date on which such transaction is consummated;

(iii)           any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Corporation;

(iv)           any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of a subsidiary of the Corporation whose total assets exceed twenty (20%) percent of the total assets of the Corporation as reflected on the most recent consolidated balance sheet of the Corporation;

(v)            any sale of all or substantially all of the stock in a subsidiary whose total assets exceed twenty (20%) percent of the total assets of the Corporation as reflected on the-most recent consolidated balance sheet of the Corporation;

(vi)           any plan or proposal for the liquidation or dissolution of the Corporation or of any subsidiary of the Corporation whose total assets exceed twenty (20%)

percent of the total assets of the Corporation as reflected on the most recent consolidated balance sheet of the Corporation;

(vii)           any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation, or any reorganization, merger or consolidation of the Corporation with any of its subsidiaries or any similar transaction; or

(viii)          the issuance in a single or one or more related transactions of voting shares of the Corporation sufficient to elect a majority of the directors of the Corporation.

12.           The Corporation shall, to the fullest extent permitted by applicable law, indemnify any and all persons whom it shall have the power to indemnify from and against any and all expenses, liabilities or other matter for which indemnification is permitted by applicable law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.